Exhibit 10.47

March 11, 2013

Mr. Antonio Urcelay

Dear Antonio:
Toys “R” Us, Inc. (together with its subsidiaries and affiliates, the “Company”) appreciates your continued leadership and contributions. In recognition of the additional responsibilities you have taken on during this period of transition as head of the Company’s operating committee, the Company is pleased to inform you that in addition to your standard compensation, you shall be paid a special temporary salary adjustment (the “Adjustment”) in the amount of 31,039 Euros per month (calculated as US $40,000 converted at the average FY2012 rate of 1.2887).
The Adjustment shall be paid to you for each month during the period that you continue to serve as head of the Company’s operating committee, beginning with the month of March 2013 and terminating at such time as you cease to serve as the head of the operating committee for any reason whatsoever, including without limitation, notification from the Board of Directors of the Company that the Board no longer wishes for you to serve in that capacity. If you cease to serve as head of the operating committee part way through any month, then the Adjustment for that month shall be prorated. All payments of the Adjustment shall be paid to you in arrears within 30 days after the end of each month during the period.
The Adjustment is not a permanent or recurring element of your compensation, nor will it affect any other element of compensation for which you may otherwise be eligible. This Adjustment will not be utilized to compute any Company benefit or payment for which you may otherwise be eligible, if any.

We appreciate your extraordinary contributions. Please confirm your agreement to the terms hereof by signing in the space provided below.

Exhibit 10.47

Sincerely,

/s/ Deborah Derby
Deborah Derby
Vice Chairman – Executive Vice President

Accepted this 20th day of March, 2013

/s/ Antonio Urcelay
Antonio Urcelay

Please make a copy of the signed agreement for your files and return a copy to:

Edward T. Redling
Vice President, Total Rewards
Toys “R” Us, Inc.
One Geoffrey Way
Wayne, NJ 07470

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